SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ______)

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Newport Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[NEWPORT BANCORP LOGO]

April 14, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Newport Bancorp, Inc.  The meeting will be held at the International Tennis Hall of Fame, 194 Bellevue Avenue, Newport, Rhode Island on Thursday, May 15, 2008 at 3:00 p.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting.  Officers of the Company, as well as a representative of Wolf & Company, P.C., the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly.  If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Kevin M. McCarthy

Kevin M. McCarthy
President and Chief Executive Officer

[Newport Bancorp, Inc. Logo]

100 Bellevue Avenue
Newport, Rhode Island  02840
(401) 847-5500

______________________

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
______________________

TIME AND DATE	3:00 p.m. on Thursday, May 15, 2008

PLACE	The International Tennis Hall of Fame
194 Bellevue Avenue
Newport, Rhode Island 02840

ITEMS OF BUSINESS	(1) To elect directors to serve for a term of three years.

(2) To ratify the selection of Wolf & Company, P.C. as our independent registered public accounting firm for fiscal year 2008.

(3) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on March 24, 2008.

PROXY VOTING
It is important that your shares be represented and voted at the meeting.  You can vote your shares by completing and returning the proxy card or voting instruction card sent to you.  Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement.  You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

/s/ Judy Tucker

Judy Tucker
Corporate Secretary
April 14, 2008

Newport Bancorp, Inc.
______________________

Proxy Statement
______________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Newport Bancorp, Inc. (the “Company” or “Newport Bancorp”) to be used at the annual meeting of stockholders of the Company.  The Company is the holding company for Newport Federal Savings Bank (the “Bank”).  The annual meeting will be held at the International Tennis Hall of Fame, 194 Bellevue Avenue, Newport, Rhode Island 02840 on Thursday, May 15, 2008 at 3:00 p.m. local time.  This proxy statement and the enclosed proxy card are being mailed to stockholders of record on or about April 14, 2008.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on March 24, 2008.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee.  As the beneficial owner, you have the right to direct your broker how to vote.

As of the close of business on March 24, 2008, there were 4,568,732 shares of Company common stock outstanding.  Each share of common stock has one vote.  The Company’s Articles of Incorporation provide that a record owner of the Company’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of the Company’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

If you were a stockholder as of the close of business on March 24, 2008, you may attend the meeting.  However, if your shares of Company common stock are held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting.  A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.  If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business.  If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a quorum.  A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees.  There is no cumulative voting for the election of directors.  Directors are elected by a plurality of the votes cast at the annual meeting.  This means that the nominees receiving the greatest number of votes will be elected.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of Wolf & Company, P.C., as our independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting.  To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting.  Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card.  All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.  The Board of Directors recommends that you vote:

•	for each of the nominees for director;

•	for ratification of the appointment of Wolf & Company, P.C. as the Company’s independent auditors.

If any matters not described in this proxy statement are properly presented at the annual meeting,  the persons named in the proxy card will use their judgment to determine how to vote your shares.  This includes a motion to adjourn or postpone the meeting to solicit additional proxies.  If the annual meeting is postponed or adjourned for less than 30 days, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided you have not revoked your proxy.  The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting.  To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot.  Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted.  Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet.  Please review the proxy card or instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

If you have any questions about voting, please contact our proxy solicitor, Regan and Associates at 1.800.737.3426.

Participants in the Newport Federal Savings Bank ESOP or 401(k) Plan

If you participate in the Newport Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Newport Bancorp common stock through the Newport Federal Savings Bank Employees’ Savings & Profit Sharing Plan (the “401(k) Plan”), you will receive vote authorization forms for the plans that reflect all shares you may direct the trustees to vote on your behalf under the plans.  Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account.  The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Newport Bancorp common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.  Under the terms of the 401(k) Plan, a participant is entitled to provide voting instructions for all shares credited to his or her 401(k) Plan account and held in the Newport Bancorp, Inc. Stock Fund.  Shares for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received.  The deadline for returning your voting instructions is May 8, 2008.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations.  As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees.  The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest.  Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct.  A copy of the Code of Ethics and Business Conduct can be found in the “About Us—Corporate Governance” section of the Company’s website, www.newportfederal.com.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters.  These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.  The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees.  During 2007, the Board of Directors held 12 meetings.  No director attended fewer than 75% of the total meetings of the Company’s and the Bank’s respective Board of Directors and the committees on which such director served.

Committees of the Board of Directors

The following table identifies our standing committees and their members.  All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market, Inc.  The charters of all three committees are available the “About Us—Corporate Governance” section of the Company’s website, www.newportfederal.com.

Director	Audit Committee	Compensation/ Personnel Committee	Nominating/ Corporate Governance Committee
John N. Conti
Peter T. Crowley	X
William R. Harvey		X	X
Michael J. Hayes
Donald N. Kaull
Arthur H. Lathrop	X
Robert S. Lazar	X*
Arthur P. Macauley		X	X
Kathleen A. Nealon	X
Michael S. Pinto		X	X*
Alicia S. Quirk		X*	X
Peter W. Rector		X	X
Barbara Saccucci-Radebach

Number of Meetings in 2007	9	6	1
__________________________
*              Denotes Chairperson.

Audit Committee.  The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations.  The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence.  The Board of Directors has designated Arthur H. Lathrop and Kathleen A. Nealon as audit committee financial experts under the rules of the Securities and Exchange Commission.  The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement.  See “Audit Committee Report.”

Compensation/Personnel Committee.  The Compensation/Personnel Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives.  Our Chief Executive Officer and Chief Operating Officer make recommendations to the Compensation/Personnel Committee from time to time regarding the appropriate mix and level of compensation for their subordinates.  Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation/Personnel Committee.  Our Chief Executive Officer and Chief Operating Officer do not participate in committee discussions or the review of committee documents relating to the determination of their own compensation. The Compensation/Personnel Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives and other perquisites.  In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package.  Decisions by the Compensation/Personnel Committee with respect to the compensation of executive officers are approved by the full Board of Directors.  The report of the Compensation/Personnel Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement.  See “Compensation/Personnel Committee Report.”

Nominating/Corporate Governance Committee.  The Company’s Nominating/Corporate Governance Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines.  The Nominating/Corporate Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders.  The procedures of the Nominating/Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement.  See “Nominating/Corporate Governance Committee Procedures.”

Attendance at the Annual Meeting.  The Board of Directors encourages each director to attend annual meetings of stockholders.

Stock Ownership

The following table provides information as of March 24, 2008, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock.  A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.  Percentages are based on 4,568,732 shares of Company common stock issued and outstanding as of March 24, 2008.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding

Wellington Management Company, LLP 75 State Street Boston, MA 02109	482,863 (1)	10.6%

Daniel S. Och OZ Management, L.L.C. Och-Ziff Capital Management Group, L.L.C OZ Master Fund, Ltd. 9 West 57th Street, 39th Floor New York, NY 10019	450,333(2)	9.6%

Newport Federal Savings Bank Employee Stock Ownership Plan 100 Bellevue Avenue Newport, RI 02840	390,268(3)	8.5%

NewportFed Charitable Foundation 100 Bellevue Avenue Newport, RI 02840	336,359(4)	7.4%
Castine Capital Management, L.L.C. One International Place, Suite 2401 Boston, MA 02110	307,000(5)	6.7%
Bay Pond Partners, L.P.	278,663(6)	6.1%
Wellington Hedge Management, L.L.C. 75 State Street Boston, MA 02109
Sy Jacobs Jacobs Asset Management, LLC JAM Managers L.L.C. JAM Partners, LP 15th Avenue New York, NY 10003	265,000 (7)	5.8%

(1)	Wellington Management Company, LLP reported shared dispositive power with respect to 482,863 shares of the Company’s common stock on a Schedule 13G dated November 13, 2007.
(2)
Daniel S. Och, OZ Management, L.L.C. and OZ Master Fund, Ltd. collectively reported sole voting and dispositive power with respect to 450,333 shares of the Company’s common stock on a Schedule 13 G dated December 31, 2007.

(3)
Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants.  The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants.

(4)
The foundation’s gift instrument requires that all shares of common stock held by the foundation must be voted in the same ratio as all other shares of Company common stock are voted on all proposals considered by stockholders of the Company.

(5)
Castine Capital Management and Paul Magidson collectively reported shared voting and dispositive power with respect to 307,000 shares of the Company’s common stock on a Schedule 13G dated December 31, 2007.

(6)
Bay Pond Partners, L.P. and Wellington Hedge Management collectively reported shared voting and dispositive power with respect to 278,663 shares of the Company’s common stock on a Schedule 13G dated December 31, 2007.

(7)
Sy Jacobs, Jacobs Asset Management, L.L.C., JAM Managers, LP collectively reported shared voting and dispositive power with respect to 265,000 shares of the Company’s common stock on a Schedule 13G dated December 31, 2007.

The following table provides information as of March 24, 2008 about the shares of Newport Bancorp common stock that may be considered to be beneficially owned by each director, named executive officer listed in the Summary Compensation Table and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.  Percentages are based on 4,568,732 shares of Company common stock issued and outstanding as of March 24, 2008.

Name	Number of Shares Owned	Percent of Common Stock Outstanding
Directors
John N. Conti	3,000(1)	*
Peter T. Crowley	19,000(2)	*
William R. Harvey	14,000(2)	*
Michael J. Hayes	18,000(2)	*
Donald N. Kaull	19,000(2)	*
Arthur H. Lathrop	4,600(4)	*
Robert S. Lazar	19,000(2) (5)	*
Arthur P. Macauley	11,200(2) (6)	*
Kevin M. McCarthy	66,215(7)(8)	1.45%
Nino Moscardi	41,112(8)	*
Kathleen A. Nealon	2,500(1)	*
Michael S. Pinto	22,800(2) (9)	*
Alicia S. Quirk	9,000(2)	*
Barbara Saccucci-Radebach	18,000(2) (10)	*
Peter W. Rector	18,500(3)	*

Named Executive Officers Who Are Not Also Directors
Ray D. Gilmore, II	21,089(8)	*
Bruce A. Walsh	28,354(8)	*
Carol R. Silven	18,473 (8)	*

All directors and executive officers as a group (18 persons)	370,843	8.12%
_____________
*      Less than 1%.
(1)    Includes 1,500 in stock awards which have not vested.
(2)    Includes 4,000 in stock awards which have not vested.
(3)    Includes 6,000 in stock awards which have not vested.
(4)    Includes 100 shares held by Mr. Lathrop’s son.
(5)    Includes 2,500 shares held by Mr. Lazar’s spouse and 5,000 shares held by his spouse’s IRA.
(6)    Includes 200 shares held by Mr. Macauley’s son and 3,500 shares held by his spouse’s IRA.
(7)    Includes 100 shares held by Mr. McCarthy’s daughter.
(8)    Includes shares in the Newport Bancorp, Inc. Stock Fund through the Bank’s 401(k) plan and ESOP shares.
(9)    Includes 4,800 shares held by a limited liability company and 7,000 shares held by Mr. Pinto’s spouse.
(10)  Includes 7,000 shares held by Ms. Saccucci-Radebach’s spouse in his IRA account.

  Proposal 1 — Election of Directors

The Board of Directors of Newport Bancorp is presently composed of fifteen members.  The Board is divided into three classes, each with three-year staggered terms, with one-third of the directors elected each year.  The nominees for election this year are Peter T. Crowley, Michael J. Hayes, Arthur H. Lathrop, Kathleen A. Nealon and Peter W. Rector, all of whom are current directors of the Company and the Bank.

All of the directors are independent under the current listing standards of the Nasdaq Stock Market, Inc. except for Mr. McCarthy, who is an executive officer of the Company.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below.  If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors.  Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board.  At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below.  Unless otherwise stated, each individual has held his or her current occupation for the last five years.  The age indicated in each nominee’s biography is as of December 31, 2007.

Nominees for Election of Directors

The nominees standing for election are:

Peter T. Crowley is owner of La Forge Casino Restaurant.  Age 59.  Director of Newport Federal since 1992 and director of Newport Bancorp since its formation.

Michael J. Hayes is the President of Michael Hayes Co.  Age 58.  Director of Newport Federal since 1988 and director of Newport Bancorp since its formation.

Arthur H. Lathrop is a certified public accountant.  Age 53.  Director of Newport Federal since 2005 and director of Newport Bancorp since its formation.  Before serving as a director with Newport Federal, Mr. Lathrop was a director of Westerly Savings Bank from 1993 until it merged with Newport Federal.  Mr. Lathrop is also a director of Ocean State Tax-Exempt Fund.

Kathleen A. Nealon is a certified public accountant with Professional Planning Group.  Age 55.  Director of Newport Federal since 2005 and director of Newport Bancorp since its formation.  Before serving as a director with Newport Federal, Ms. Nealon was a director of Westerly Savings Bank from 2004 until it merged with Newport Federal.

Peter W. Rector, Chairman of the Board, is a retired businessman.  Age 69.  Director of Newport Federal since 1967 and director of Newport Bancorp since its formation.

Directors Continuing in Office

The following directors have terms ending in 2009:

Donald N. Kaull is a retired businessman.  Age 62.  Director of Newport Federal since 1989 and director of Newport Bancorp since its formation.

Arthur P. Macauley is President of CM Publications, Inc.  Age 65.  Director of Newport Federal since 2005 and director of Newport Bancorp since its formation.  Before serving as a director with Newport Federal, Mr. Macauley was a director of Westerly Savings Bank from 1981 until it merged with Newport Federal.

Nino Moscardi has been Executive Vice President, Chief Operating Officer and Director of Newport Federal since October 2005 and Executive Vice President, Chief Operating Officer and Director of Newport Bancorp since its formation.  Before serving with Newport Federal, Mr. Moscardi was Chairman and Chief Executive Officer of Westerly Savings Bank from 1989 until it merged with Newport Federal in October 2005.  Age 56.

Michael S. Pinto is the President of Pinto Real Estate, Inc. and a partner in Pinlar Enterprises LLC.  Mr. Pinto is also a retired school superintendent.  Age 69.  Director of Newport Federal since 1992 and director of Newport Bancorp since its formation.

Barbara Saccucci-Radebach is General Manager of Saccucci Lincoln Mercury Honda, Inc.  Age 55.  Director of Newport Federal since 1991 and director of Newport Bancorp since its formation.

The following directors have terms ending in 2010:

John N. Conti is President of John Conti Insurance Agency, Inc.  Age 62.  Director of Newport Federal since 2005 and a director of Newport Bancorp since its formation.  Before serving as a director with Newport Federal, Mr. Conti was a director of Westerly Savings Bank from 2004 until it merged with Newport Federal.

William R. Harvey is an attorney and partner in the law firm Harvey, Carr & Hadfield.  Age 61.  Director of Newport Federal since 1987 and director of Newport Bancorp since its formation.
Robert S. Lazar is a retired engineer.  Age 64.  Director of Newport Federal since 1979 and a director of Newport Bancorp since its formation.

Kevin M. McCarthy is President and Chief Executive Officer of Newport Federal and Newport Bancorp.  Mr. McCarthy joined Newport Federal in 1989.  Prior to joining Newport Federal, Mr. McCarthy served as Vice President, Director of Policy and Supervision at the Federal Home Loan Bank of Boston from 1977 to 1989 and was a savings and loan examiner with the Federal Home Loan Bank Board from 1973 to 1977.  Currently, Mr. McCarthy serves on the Board of the Federal Home Loan Bank of Boston.  Age 60.  Director of Newport Federal since 1993 and director of Newport Bancorp since its formation.

Alicia S. Quirk is the former co-owner and current bookkeeper of Aquidneck Employment Services, Inc.  Age 66.  Director of Newport Federal since 1992 and director of Newport Bancorp since its formation.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Wolf & Company, P.C. to be its independent registered public accounting firm for the 2008 fiscal year, subject to ratification by stockholders.  A representative of Wolf & Company, P.C. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the firm is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2007 and December 31, 2006 by Wolf & Company, P.C.

	2007	2006
Audit fees	$120,000	$122,500
Tax fees	$12,000	$10,750
All other fees(1)	$11,200	$165,500

(1)  Includes fees related to Newport Federal’s stock offering and conversion.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor.  In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent auditor.  Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor.  Requests for services by the independent auditor for compliance with the auditor services policy must be specific as to the particular services to be provided.  The request may be made with respect to either specific services or a type of service for predictable or recurring services.  During the year ended December 31, 2007, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles.  The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management.  In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles.  The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the

Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.  The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm, for the fiscal year ending December 31, 2008.

Audit Committee of the Board of Directors of
Newport Bancorp, Inc.

Robert S. Lazar, Chair
Peter T. Crowley
Arthur H. Lathrop
Kathleen A. Nealon

Compensation/Personnel Committee Report

The Compensation/Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission.  Based on such review and discussions, the Compensation/Personnel Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.  See “Compensation Discussion and Analysis.”

Compensation/Personnel Committee of the Board of Directors of
Newport Bancorp, Inc.

Alicia S. Quirk, Chair
Peter W. Rector
William R. Harvey
Arthur P. Macauley
Michael S. Pinto

Compensation Discussion and Analysis

Our Compensation Philosophy

Our compensation philosophy starts from the premise that the success of Newport depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy.  We strive to satisfy the demands of our business model by providing our management team with incentives tied to the successful implementation of our corporate objectives.  We recognize that the company operates in a competitive environment for talent.  Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

           We base our compensation decisions on the following principles:

•
Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•	Driving Performance – We will structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line.

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

We  use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interest with the interests of our shareholders.

Our compensation program currently relies on three primary elements:  (i) base compensation or salary, (ii) discretionary cash-based, short-term incentive compensation, and (iii) and stock based incentive compensation programs. We believe that we can meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our management team.  To achieve the necessary balance, the Compensation/Personnel Committee of our Board of Directors has consulted with New England Business Advisors and Thomas Warren & Associates, Inc., an independent compensation consultant, as well as reviewed survey data for peer institutions to help us to benchmark our compensation program and our financial performance to our peers.

Base Compensation. The salaries of our executive and other officers are reviewed at least annually to assess our competitive position and make any necessary adjustments.  Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at our peers.  To further that goal, we obtain peer group information from a variety of sources.  We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of specific commitments we made when a specific officer was hired.  Individual performance and retention risk are also considered as part of our annual assessment.

Cash-Based Incentive Compensation. The Compensation/Personnel Committee of the Board of Directors authorizes bonuses for key personnel based on the terms of a cash-based incentive program which rewards the attainment of annual company-wide financial objectives at specified levels and individual performance relative to the specific tasks we expect an employee to accomplish during the year.  Our objective is to drive annual performance at both the company and individual levels to the highest attainable levels by establishing floor, target and ceiling thresholds tied to increasing levels of incentive awards.

Long-Term Equity-Based Compensation.  Our long-term incentive compensation program is based on the delivery of competitive equity awards to our management team.  We use an equity-based, long-term incentive compensation program to reward outstanding performance with incentives that focuses our management team on the task of creating long-term shareholder value.  By increasing the equity holdings of our management team, we will provide them with a continuing stake in our long-term success.  The nature and size of awards under our equity-based program is based on a number of factors including regulatory guidelines, awards made to those holding comparable positions in our peer group and the tax or accounting treatment of specific equity compensation techniques.

Role of the Compensation/Personnel Committee

We rely on the Compensation/Personnel Committee to develop our executive compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy.  The Committee, which consists of 5 independent directors, is also responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs.  The Committee reviews and approves all compensation decisions relating to our officers.  The compensation of our CEO and the other named executive officers are set by the Committee.  The CEO and COO attend the Compensation/Personnel Committee meetings at the invitation of the Committee.  The CEO and COO do not participate in any discussions on their own compensation and do not vote on matters presented in the Committee.  The Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Committee’s responsibilities.

The Committee reviews the charter at least annually to ensure that the scope of the charter is consistent with the Committee’s expected role.  Under the charter, the Committee is charged with general responsibility for the oversight and administration of our compensation program.  The members of the Compensation/Personnel Committee are:

Alicia S. Quirk, Chair
Peter W. Rector
William R. Harvey
Arthur P. Macauley
Michael S. Pinto

Role of Compensation Consultants

Our Compensation/Personnel Committee has worked with New England Business Advisors and Thomas Warren & Associates, Inc. to help us benchmark our compensation program against our peers and to ensure that our program is consistent with prevailing practice in our industry.  During 2007, New England Business Advisors provided recommendations for adjustments to salary ranges, developed and modified company-wide job descriptions and provided industry comparative salary information.  During 2007, Thomas Warren & Associates, Inc. provided the Company with compensation survey data and other information to assist us in adjusting our cash compensation levels.  We paid $2,400 in the aggregate to New England Business Advisors and Thomas Warren & Associates, Inc. for the services performed during the 2007 fiscal year.

Role of Management

Our CEO and COO make recommendations to the Compensation/Personnel Committee from time to time regarding the appropriate mix and level of compensation for their subordinates.  Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Committee.  Our CEO and COO do not participate in Committee discussions or the review of Committee documents relating to the determination of their own compensation.

Peer Group Analysis

A critical element of our compensation philosophy and a key driver of specific compensation decisions for our management team is the comparative analysis of our compensation mix and levels relative to a peer group of publicly traded banks and thrifts.  We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent.  In 2007, our peer group was selected with the assistance of compensation consultants on the basis of several factors, including geographic location, size, operating characteristics, and financial performance.

When evaluating our executive team, we consider the relevance of data of our peer group, considering:

(1) Our business need for certain officer’s skills;

(2) The contributions an executive officer has made or we believe will make to our success; and

(3) The transferability of an executive officer’s managerial skills to other potential employers.

Allocation Among Compensation Components

Under our present structure, base salary has represented the largest component of compensation for our executive officers.  We expect that the mix of base salary, bonus and equity compensation will vary depending upon the role of the individual officer in the organization.  In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management should be predominately performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.

Severance and Change in Control Benefits

We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities.  Accordingly, we believe that it is in the best interest of the Company and its shareholders to provide our key personnel with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause.  Each of our named executives who has an employment agreement has a provision in his or her agreement that provides for certain benefits in the event of voluntary or involuntary termination following a change in control.  In addition, the employment agreements contain provisions which provide for certain severance benefits in the event we terminate an executive’s employment for reasons other than cause.  See “Executive Compensation – Employment Agreements” for a further discussion of the benefits provided under these agreements.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program.  Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements.  As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

Retirement Benefits; Employee Welfare Benefits

We offer our employees tax-qualified retirement and savings plans.  Our primary pension vehicle is our defined benefit pension plan, which is funded on an annual basis at levels recommended by our actuaries.  The pension plan is complemented by: (i) a 401(k) plan that enables our employees to supplement their retirement savings with elective deferral contributions that we match at a specified level; and (ii) an employee stock ownership plan that allows participants to accumulate a retirement benefit in employer stock at no cost to the participant.  Consistent with industry practice, we supplement our tax-qualified plans with nonqualified arrangements that provide benefits to certain officers who are affected by Internal Revenue Code limits applicable to tax-qualified plans.  We also provide the CEO, COO and certain other executive officers with supplemental executive retirement agreements which provide the executives with a fixed annual benefit payable over a fifteen year period following retirement and split dollar life insurance arrangements which provide for a death benefit.  A description of these arrangements is provided in the “Non-qualified Deferred Compensation” and “Executive Split Dollar Arrangements” sections of this item.

In addition to retirement programs, we provide our employees with coverage under medical, dental, life insurance and disability plans on terms consistent with industry practice.  We also maintain an employee severance compensation plan for all eligible employees who do not have a change in control agreement or employment agreement with the Company.  The employee severance compensation plan provides eligible employees with a severance benefit in the event their employment is terminated within one year of a change in control of Newport Federal or the Company.

Perquisites

We provide certain of our officers, including the CEO and COO, with perquisites similar to those provided to executives employed by our peers. The perquisites are intended to further the officers’ abilities to promote the business interests of the Company in our markets and to reflect competitive practices for similarly situated officers employed by our peers.

Director Compensation

Our outside directors are compensated through a combination of retainers and meeting fees.  Directors who are also employees of the Company do not receive additional compensation for service on the Board of Directors.  The level and mix of director compensation is reviewed by the Compensation/Personnel Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy.  In addition to cash retainers and fees, directors serving on the board as of October 1, 2005 receive the following benefits: a) a supplemental director retirement agreement (see "Supplemental Director Retirement Agreements" for a further discussion of this benefit); and b) a death benefit (see footnote 3 to the “Directors Compensation Table” for a further discussion of this benefit).

Stock Compensation Grant and Award Practices

Our Compensation/Personnel Committee’s grant-making process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices.  Similarly, we expect that the release of material nonpublic information will never be timed with the purpose or intent to affect the value of executive compensation.

Stock Ownership Requirements

Under our corporate governance policy, all members of our board of directors are requested to own 1,000 shares of our common stock.

Our 2007 Compensation Program

Salary Levels and Adjustments.  Annually we review salary ranges and individual salaries for our executive officers. We establish the base salary for each executive officer based on consideration of median pay levels of our peer group and internal factors, such as the individual’s performance and experience, and the pay of others on the executive team.

We consider market median pay levels among individuals in comparable positions with transferable skills within the banking industry.  When establishing the base salary of any executive officer, we also consider business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors. We believe competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

The base salaries paid to our named executive officers in 2007 are set forth in the Summary Compensation Table. We believe that the base salary paid to our executive officers during 2007 achieves our executive compensation objectives, compares favorably to our peer group and is within our target of providing a base salary at the market median.

In December 2007, adjustments to our executive base salary were made based on an analysis of current market pay levels of peer companies and in published surveys. In addition to the pay levels of our peer group, factors taken into account in making any changes for 2007 included the contributions made by the executive officer, the performance of the executive officer, the role and responsibilities of the executive officer and the relationship of the executive officer’s base pay to the base salary of our other executives. The Committee adjusted base salaries for 2008 on an average by 4.56%, which placed senior management (as a group) within the peer group median.  See “Employment Agreements” for the current base salaries for Messrs. McCarthy, Moscardi and Gilmore.

Cash-Based Incentive Compensation.  Consistent with our emphasis on pay for performance, we have established a cash bonus opportunity program.  Our program is designed to reward the attainment of annual company-wide financial objectives at specified levels and individual performance relative to the specific tasks we expect an employee to accomplish during the year.  Our bonus program is designed to provide participants with cash bonus opportunities equal to the market median for our peer group.  In 2007, the Compensation/Personnel Committee set the financial targets for the program based on our return on earnings. The Compensation/Personnel Committee also established individual performance goals for the chief executive officer, chief operation officer and chief financial officer.  Senior management, in conjunction with mid-level managers, established the performance goals for all other plan participants.  In December 2007, the Compensation/Personnel Committee evaluated the performance of our chief executive officer, chief operating officer and chief financial officer and determined that they had all satisfied their threshold individual objectives.  In 2007, our cash bonus program represented 13% to 14% of a named executive’s total compensation, depending on the executive’s role.

                Long Term Equity-Based Compensation.  On August 16, 2007, our stockholders approved the Newport Bancorp, Inc. 2007 Equity Incentive Plan (the “2007 Plan”).  As a newly public company, the Company granted restricted shares and stock options to key executives for the first time in 2007.  The 2007 Plan is one of the most important elements of the total compensation package in that it directly ties the interests of executive officers to the interests of the Company’s shareholders.

In making award decisions, the Compensation Committee reviewed regulatory guidelines, market data, and input provided by our consultants and attorneys.  The Committee also considered recommendations from the Chief Executive Officer for grants to other executive officers. In allocating available awards under the 2007 Plan, the Compensation Committee allocated the awards among 17 officers.  This approach is consistent with the Bank’s recognition that it will succeed only through the team efforts of its key people.

In determining the mix of restricted shares and stock options for award to each participant, the Compensation Committee reviewed allocation data from other recently converted financial institutions. For 2007, approximately 71.5% of the grants under the plan were options and 28.5% of the grants were restricted stock.  By including a mix of options in the overall grant, the Company intends to compensate its employees for sustained increases in the Company’s stock price, since options deliver value only when the value of the Company’s stock increases.  All awards of options are made at the market price of the stock at the time of the award.

All awards of common stock and options included a five-year vesting schedule. The vesting schedule is intended to promote the retention of executive officers, since unvested awards are forfeited if the executive officer leaves the employ of the Bank for reasons other than death, disability, or change in control, as defined in the 2007 Plan.

EXECUTIVE OFFICERS

The Board of Directors annually elects the executive officers of Newport Bancorp and Newport Federal Savings Bank, who serve at the Board’s discretion.  Our executive officers are:

Name	Position
Kevin M. McCarthy	President and Chief Executive Officer of Newport Bancorp and Newport Federal Savings Bank
Nino Moscardi	Executive Vice President and Chief Operating Officer of Newport Bancorp and Newport Federal Savings Bank
Bruce A. Walsh	Senior Vice President and Chief Financial Officer of Newport Bancorp and Newport Federal Savings Bank
Ray D. Gilmore, II	Executive Vice President and Chief Lending Officer of Newport Federal Savings Bank

Carol R. Silven	Senior Vice President and Retail Banking Officer of Newport Federal Savings Bank

Below is information regarding the Bank’s executive officers who are not also directors.  Ages presented are as of December 31, 2007.

Ray D. Gilmore, II has been Executive Vice President and Chief Lending Officer of Newport Federal since July 1999.  Mr. Gilmore joined Newport Federal in January 1992.  He began his banking career as a bank examiner with the Office of the Comptroller of the Currency, U.S. Treasury Department.  Prior to working at Newport Federal, Mr. Gilmore was Vice President, Corporate Banking Group of Shawmut Bank, Providence, Rhode Island.  Age 60.

Bruce A. Walsh has been Senior Vice President and Chief Financial Officer of Newport Federal since March 1999.  Mr. Walsh joined Newport Federal in 1986 after two years at KPMG Peat Marwick.  Mr. Walsh is a certified public accountant.  Age 50.

Carol R. Silven has been Senior Vice President and Retail Banking Officer of Newport Federal since March 1999.  Ms. Silven joined Newport Federal in May 1992.  Prior to working at Newport Federal, Ms. Silven was a retail banking officer at Colonial Bank, Cranston, Rhode Island.  Age 64.

Executive Compensation

Summary Compensation Table

The following information is provided for our Chief Executive Officer and two other most highly compensated executive officers who received compensation totaling $100,000 or more for the year ended December 31, 2007.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	All Other Compensation (3)	Total
Kevin M. McCarthy President and Chief Executive Officer	2007 2006	$217,350 210,000	$29,400 29,400	$51,498	$55,066	$46,327 46,679	$399,641 286,079
Nino Moscardi Executive Vice President and Chief Operating Officer	2007 2006	155,000 150,000	22,000 22,000	28,610	33,003	33,020 38,987	$271,633 210,987
Ray D. Gilmore, II Executive Vice President and Chief Lending Officer	2007 2006	144,900 140,000	20,000 20,000	27,180	27,503	29,229 31,276	$248,812 191,276
___________________
(1)
All stock awards to the named executive officers were made on October 1, 2007 and were valued under SFAS 123R at the grant date fair value of $12.53 per share.  The stock awards vest over five years commencing one year from the date of grant.

(2)
Option awards were made on October 1, 2007 and were valued at $4.82 per option based on Black-Scholes valuation model using the following assumptions: (1) expected option term, 6.5 years; (2) annual volatility of common stock, 28%; (3) expected dividend yield of common stock, 0%, and (4) risk-free interest rate, 4.31%.  The options vest over five years commencing one year from the date of grant.

(3)
Details of the amounts reported in the “All Other Compensation” column for 2007 are provided in the table below. Amounts do not include perquisites, which did not total in the aggregate more than $10,000 for any of the named executive officers.

	Mr. McCarthy	Mr. Moscardi	Mr. Gilmore
Employer contributions to 401(k) Plan	$16,436	$12,376	$11,530
ESOP allocation market value	$25,165	$18,515	$16,338
Imputed income under split dollar arrangements	$ 4,726	$ 2,129	$ 1,361

Employment Agreements

Newport Federal maintains three-year employment agreements with Messrs. McCarthy, Moscardi and Gilmore and Newport Bancorp, Inc. maintains three-year employment agreements with Messrs. McCarthy and Moscardi.  The continued success of Newport Federal and Newport Bancorp, Inc. depends to a significant degree on the skills and competence of these executives.

The terms of the Newport Federal employment agreements extend annually unless written notice of non-renewal is given by the board of directors of Newport Federal or the executive.  The terms of the Newport Bancorp, Inc. employment agreements extend daily, unless written notice of non-renewal is given to the board of directors of Newport Bancorp, Inc. or the executive.  The employment agreements provide that the executive’s base salary will be reviewed annually.  The current base salaries for Messrs. McCarthy, Moscardi and Gilmore are $225,000, $159,700 and $150,000, respectively.   In addition to base salary, the employment agreements provide for, among other things, participation in benefit plans and other fringe benefits applicable to executive personnel.  Under the terms of the agreements each executive is entitled to severance payments and benefits in the event his employment is terminated: (i) without Cause (as defined in the agreements); (ii) with Good Reason (as defined in the agreements); (iii) as a result of the executive becoming disabled; or (iv) following a change in control.  If the executive’s termination of employment is for reasons other than a change in control, he must adhere to a one-year non-competition agreement.

The employment agreements provide for termination for cause, as defined in the employment agreements, at any time.  If an executive is terminated for cause he is entitled only to his wages earned as of his termination date, along with any accrued benefits under the Newport Federal tax-qualified plans.  If Newport Federal or Newport Bancorp choose to terminate an executive’s employment for reasons other than for cause, or if an executive resigns under circumstances that would constitute Good Reason under his employment agreement, the executive or, if he dies, his beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due to him for the remaining term of the employment agreement and under the Newport Bancorp, Inc. employment agreements, the contributions that would have been made on an executive’s behalf to any employee benefit plans of Newport Federal during the remaining term of the employment agreement.  Newport Federal or Newport Bancorp (as applicable) would continue and/or pay for the executive’s life, health, and dental coverage for the remaining term of the employment agreement.

If Messrs. McCarthy, Moscardi, or Gilmore are involuntarily terminated in connection with a change in control, or if they voluntarily terminate employment following a change in control under certain circumstances specified in the employment agreements, the executives or their beneficiaries would be entitled to receive a severance payment equal to 3 times the executive’s average annual compensation over the five preceding tax years (or if the executive is employed less than five years, the years of employment) for Messrs. McCarthy and Moscardi and 2.99 times the executive’s average annual compensation over the five preceding tax years for Mr. Gilmore.  Under the Newport Bancorp, Inc. employment agreements, Messrs. McCarthy and Moscardi would continue to receive the benefits the executives would have received under the Newport Federal retirement programs in which the executives participated before a change in control.  The Newport Federal and the Newport Bancorp, Inc. employment agreements would also continue the executives’ medical, dental and life insurance coverage for 36 months following termination of employment.  Under the Gilmore employment agreement all payments made in connection with a change in control (under the employment agreement and otherwise) are limited to one dollar less than three times the executive’s average annual compensation in order to avoid excess parachute payments and a resulting federal excise tax. Under the Newport Bancorp, Inc. employment agreements for Messrs. McCarthy and Moscardi, the executives would be entitled to receive a tax indemnification payment if the change in control payments under their employment agreements or other payments outside of their employment agreements trigger liability under the Internal Revenue Code as an excise tax on payments constituting excess parachute payments.  Under the terms of the Gilmore employment agreement, the executive may decide how he would like to reduce his aggregate payments and benefits in order to insure no excess parachute payments are made.

The employment agreements also provide for a disability benefit equal to 75% of an executive’s bi-weekly rate of base salary in effect as of the executive’s termination date.  Disability payments are reduced by any disability benefits provided by a policy or program sponsored by Newport Federal and/or Newport Bancorp.  Disability payments end upon the earlier of the executive’s full-time employment with Newport Federal or Newport Bancorp, Inc., death, attainment of age 65 or the termination of the executive’s agreement.

To the extent that salary payments, other cash payments and benefits, under the Newport Bancorp agreements are paid to or received by the executives under the Newport Federal employment agreements, such compensation payments and benefits paid by Newport Federal will be subtracted from any amount due simultaneously to the executives under similar provisions of Newport Bancorp agreements.  Payments pursuant to the Newport Bancorp employment agreement and the Newport Federal employment agreement will be allocated in proportion to the level of activity and the time expended on such activities by the executives as determined by Newport Bancorp and Newport Federal.

Executive Split Dollar Arrangements

Newport Federal maintains split dollar life insurance agreements with Messrs. McCarthy and Gilmore.  Under the terms of the agreements, Newport Federal is the owner of the life insurance policies under which each individual is insured.  Newport Federal and the executives each pay a portion of the annual premiums due on the life insurance policies.  Under the split-dollar arrangements, upon an executive’s death while he is actively employed, his designated beneficiary is entitled to an amount equal to $100,000 plus the cash asset value of the life insurance policies.  If an executive dies after retiring or being terminated for reasons other than cause and the executive had at least ten years of employment with Newport Federal his beneficiary will receive a benefit equal to the lesser of $150,000 and $100,000 for the beneficiaries of Messrs. McCarthy and Gilmore, respectively, or the total insurance proceeds less the cash value of the policy for each executive.  The remainder of the death benefit under the split dollar arrangements is payable to Newport Federal.  If an executive terminates employment without having at least ten years of service with Newport Federal his beneficiary will receive no benefits under the Newport Federal split dollar arrangements.  On March 31, 2007, the Bank amended the split dollar life insurance agreement with Mr. McCarthy.  The agreement was amended to provide that, upon the death of Mr. McCarthy while he is actively employed, his designated beneficiary would be entitled to $100,000 plus the cash asset value of his life insurance policy.  If Mr. McCarthy dies after retiring or being terminated for reasons other than cause and after at least ten years of employment with the Bank, his beneficiaries will receive a benefit equal to the lesser of $300,000, or the total insurance proceeds less the cash value of the policy.

On March 31, 2007, the Bank also entered into a split dollar life insurance agreement with Mr. Moscardi that is substantially identical to the split dollar life insurance agreements that Newport Federal maintains with Mr. McCarthy.  If Mr. Moscardi dies while he is actively employed by Newport Federal, his designated beneficiary would be entitled to the cash value of his life insurance policy.  If he dies after retiring or being terminated for reasons other than cause and he has at least ten years of employment with Newport Federal, his beneficiaries will receive a benefit equal to the lesser of $150,000 or the total insurance proceeds less the cash value of the insurance policy.

Pension Benefits

Pentegra Defined Benefit Plan

Newport Federal is a participating member of the Pentegra Defined Benefit Plan for Financial Institutions (“Pension Plan”), which is a multiple employer tax-qualified defined benefit plan, for the purpose of providing eligible employees with retirement benefits.  The plan provides benefits based primarily on a formula that takes into account the employee’s years of service and salary history.  Effective July 1, 2006, Newport Federal amended the plan formula prospectively, to be based upon 1% of an employee’s career average earnings.  The employee’s annual earnings taken into account under this formula include base salary in effect for each month of the plan year (January 1 to December 31) and may not exceed the Internal Revenue Code limitations ($225,000 for 2007).  Prior to July 1, 2006, plan benefits were determined based on a formula that integrated 1.5%/2.0% of the average of a participant’s highest three years of compensation with the fixed compensation level in effect as of a participant’s retirement date.  Benefits provided under this plan are payable as of a participant’s retirement at normal retirement age, which, under the Pension Plan, is 65.  However, an employee can elect to retire as early as age 55, in which case, benefits will be actuarially reduced by 6% per year for retirement between ages 60 to 65, 4% for retirement between age 55 to 60 and 3% if retirement occurs at age 55.  The normal form of benefit payment is a monthly annuity for life with a 10 year certain death benefit feature.  An employee becomes vested in a pension benefit after 5 years of service.

Supplemental Executive Retirement Arrangements

As of December 31, 2006, Newport Federal maintained supplemental executive retirement arrangements (“SERAs”) with Messrs. McCarthy and Gilmore. The arrangements were unfunded and were not qualified for tax purposes.  The agreements provided for a fixed annual benefit payable monthly over a fifteen-year period following the executive’s retirement at or after age 65.  The annual supplemental retirement benefits for Messrs. McCarthy and Gilmore were $30,500 and $21,000, respectively.  If an executive retired after attaining age 60, but prior to age 65 and had completed 10 years of service, his annual supplemental retirement benefit would be reduced by a specific percentage (as specified in the agreement) based on the executive’s age.  All benefits would be forfeited under the agreements if an executive was terminated for cause.  The agreements also provided for retirement benefits upon an executive’s death, disability or termination of employment following a change in control.  If, within two years of a change in control, Newport Federal or its successor elects to terminate the employment of Messrs. McCarthy, Walsh, and Gilmore and Ms. Silven, each executive would be entitled to receive the monthly benefit he or she would have received had the executive continued to be employed by Newport Federal (or its successor) until age 65.

Effective March 31, 2007, Newport Federal entered into new SERAs with Messrs. McCarthy and Gilmore that replaced their prior SERAs.  On the same date, the Bank also entered into a SERA with Mr. Moscardi.  The terms of the new SERAs are substantially identical to the prior SERAs except for the amount of the benefits that may be received.  The annual supplemental retirement benefits are $25,000 for Messrs. Gilmore and Moscardi, and $50,000 for Mr. McCarthy.  If an executive retires after attaining age 60, but prior to age 65, and has completed 10 years of service, his annual supplemental retirement benefit will be reduced by a specific percentage (as specified in the SERAs) based on the executive’s age.

No pension benefits were paid to any named executive in 2007.  Years of credited service have no bearing on our executive’s benefit under his or her SERA.

Nonqualified Deferred Compensation

               Newport Federal Savings Bank established a supplemental executive retirement plan for Messrs. McCarthy and Moscardi effective January 1, 2006.  The plan provides the executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the plan provides benefits that cannot be provided under the 401(k) Plan as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plan, but for these Internal Revenue Code limitations.

In addition to providing for benefits lost under the 401(k) Plan as a result of the Internal Revenue Code limitations, the plan provides supplemental benefits upon a change in control prior to the scheduled repayment of the employee stock ownership plan loan.  Upon a change in control, the supplemental executive retirement plan  provides Messrs. McCarthy and Moscardi with a cash payment equal to the benefit the executive would have received under the employee stock ownership plan, had the executive remained employed throughout the term of the loan, less the benefits actually provided under the employee stock ownership plan on the participant’s behalf.  Benefits generally become payable upon a change in control of Newport Bancorp and are distributed in accordance with the terms of the employee stock ownership plan.

Stock Based Compensation. Set forth below is certain information regarding outstanding equity awards granted to the Named Executive Officers for the year ended December 31, 2007:

Outstanding Equity Awards at Fiscal Year-End
	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Kevin M. McCarthy President and Chief Executive Officer	0	100,000	0	12.53	10/1/2017	36,000	424,800	0	0
Nino Moscardi Executive Vice President and Chief Operating Officer	0	60,000	0	12.53	10/1/2017	20,000	236,000	0	0
Ray D. Gilmore, II Executive Vice President and Chief Lending Officer	0	50,000	0	12.53	10/1/2017	19,000	224,200	0	0

_______________
(1)           The amounts in this column are based on the fair market value of our common stock on December 31, 2007 of $11.80.

Director Compensation

The following table provides the compensation received by individuals who served as directors of the Company during the 2007 fiscal year.

Name	Fees Earned or Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation (3)	Total
John N. Conti	$16,650	$2,146	$5,061	$—	$23,857
Peter T. Crowley	16,950	5,722	5,061	182	28,015
William R. Harvey	21,950	5,722	5,061	—	32,733
Michael J. Hayes	17,400	5,722	5,061	170	28,283
Donald N. Kaull	21,200	5,722	5,061	239	32,222
Arthur H. Lathrop	20,850	4,292	5,061	—	30,203
Robert S. Lazar	21,550	5,722	5,061	312	32,645
Arthur P. Macauley	17,250	5,722	5,061	—	28,033
Kathleen A. Nealon	17,250	2,146	5,061	—	24,457
Michael S. Pinto	21,350	5,722	5,061	561	32,694
Alicia S. Quirk	18,500	5,722	5,061	405	29,688
Peter W. Rector	27,850	8,583	6,601	592	43,626
Barbara Saccucci-Radebach	16,350	5,722	5,061	125	27,258
_____________________
(1)
All stock awards to the named directors were made on October 1, 2007 and were valued under SFAS 123R at the grant date fair value of $12.53 per share.  The stock awards vest over five years commencing one year from the date of grant.

(2)
Option awards were made on October 1, 2007 and were valued at $4.82 per option based on Black-Scholes valuation model using the following assumptions: (1) expected option term, 6.5 years; (2) annual volatility of common stock, 28%; (3) expected dividend yield of common stock, 0%, and (4) risk-free interest rate, 4.31%.  The options vest over five years commencing one year from the date of grant.

(3)
Includes imputed income recognized by each director under his or her split dollar arrangement.  These agreements provide participating directors with a cash payment in the event the director dies while in service with Newport Federal. Under the terms of the agreements, Newport Federal is the owner of the life insurance policies under which the individuals are insured.  Newport Federal and the participating directors each pay a portion of the annual premiums due on the life insurance policies. Under the directors’ split-dollar arrangements, upon the director’s death his designated beneficiary is entitled to an amount equal to the lesser of $30,000 ($35,000 for the Chairman of the Board), or the total insurance proceeds less the cash value of the policy. The remainder of the death benefit under the agreements is payable to Newport Federal.

Cash Retainer and Meeting Fees for Non-Employee Directors. The following information sets forth the applicable retainers and fees that will be paid to our non-employee directors for their service on the Boards of Directors of Newport Bancorp and Newport Federal during 2007.

Newport Bancorp

Annual Retainer	$5,000
Per meeting attended	$600
Per meeting attended (Chair)	$800

Committee Fees (generally)
Per meeting attended	$300
Per meeting attended (Chair)	$450

Executive Committee Retainer
Per meeting attended	$2,000
Per meeting attended (Chair)	$500

Newport Federal

Annual Retainer	$5,500
Annual Retainer (Chair)	$6,500

Supplemental Director Retirement Agreements

Newport Federal maintains supplemental director retirement agreements.  Only directors serving on the Newport Federal board of directors as of June 2003 participate in these arrangements.  The agreements are unfunded and are not qualified for tax purposes.  The annual supplemental retirement benefits are payable over a ten-year period commencing on the first of the month following the participating director’s retirement at or after the attainment of age 70.  If a participating director retires after attaining age 65, but prior to age 70, and has completed 10 years of service, his or her annual supplemental retirement benefit will be reduced by a specific percentage (as specified in the agreement) based on the participating director’s age.  If a participating director is terminated for cause, all supplemental retirement benefits will be forfeited.  The agreements also provide for benefits upon a participating director’s death, disability, and upon a change in control of Newport Bancorp followed by the participating director’s involuntary termination of service.  If a participating director’s service with the Bank is involuntarily terminated within two years after a change in control of Newport Bancorp, the participating director will be entitled to receive his or her benefits in monthly installments equal to the benefits he or she would have received had the director continued in service until age 70.  Messrs. Harvey and Rector are entitled to receive a $7,000 and $7,500 annual supplemental retirement benefit, respectively, and all other participating directors are entitled to receive a $4,800 annual supplemental retirement benefit.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Newport Bancorp common stock during the year ended December 31, 2007.

Transactions with Related Persons

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of repayment or present other unfavorable features. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all Bank employees and does not give preference to any executive officer or director over any other employee.  Newport Federal maintains loan programs whereby employees, including executive officers and directors, may obtain loans with a one percent interest rate discount and reduced closing costs.  The following information is furnished for outstanding loans made by Newport Federal to executive officers and directors under these loan programs:

ExecutiveOfficer/Director	Largest Aggregate Principal Outstanding for 2007	Principal Outstanding at December 31, 2007	Principal Paid During 2007	Interest Paid During 2007	Interest Rate Payable
Kevin M. McCarthy	$196,161	$189,044	$55,899	$10,288	4.038%
Michael J. Hayes	1,052,701	994,154	58,547	50,020	4.500%
Nino Moscardi	417,000	417,000	0	18,274	5.000%
Ray D. Gilmore, II	203,821	197,694	6,127	9,521	4.750%
William R. Harvey	218,608	205,574	16,234	8,381	3.944%
Robert S. Lazar	244,203	234,731	11,863	11,983	3.684%
Donald N. Kaull	241,085	239,039	2,046	12,908	5.375%
Michael S. Pinto	444,083	422,686	26,959	23,946	4.940%
Peter Crowley	95,269	80,656	14,613	3,598	3.750%
John Conti	375,425	367,525	7,900	21,308	6.250%
Peter Rector	67,868	67,868	29,696	3,804	3.250%
Carol Silven	47,917	29,183	22,670	2,430	3.250%
Barbara Saccucci-Radebach	570,477	468,622	154,099	15,898	3.559%

From time to time, Newport Federal also makes loans and extensions of credit, directly and indirectly, to its executive officers and directors that are not part of the loan programs discussed above.  These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Newport Federal, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Pursuant to Newport Bancorp’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of Newport Bancorp’s transactions with directors and executive officers of Newport Bancorp and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved.  Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Newport Bancorp’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors.  Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of Newport Bancorp must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer of Newport Bancorp.  Such potential conflicts of interest include, but are not limited to, the following: (i) Newport Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with Newport Bancorp.

Nominating/Corporate Governance Committee Procedures

General

It is the policy of the Nominating/Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors.  The Nominating/Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating/Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors.  To avoid the unnecessary use of the Nominating/Corporate Governance Committee’s resources, the Nominating/Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating/Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Nominating/Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.
As to the stockholder making the recommendation, the name and address of such stockholder as they appear on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating/Corporate Governance Committee at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Process for Identifying and Evaluating Nominees

The process that the Nominating/Corporate Governance Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification.  For purposes of identifying nominees for the Board of Directors, the Nominating/Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Newport Federal.  The Nominating/Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above.  The Nominating/Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation.  In evaluating potential nominees, the Nominating/Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below.  If such individual fulfills these criteria, the Nominating/Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.

Qualifications

The Nominating/Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors.  A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age restriction, a residency requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions.  A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Nominating/Corporate Governance Committee will then evaluate the following criteria in selecting nominees:

•	financial, regulatory and business experience;
•	familiarity with and participation in the local community;
•	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;
•	dedication to the Company and its stockholders; and
•	independence.

The Committee will also consider any other factors the Nominating/Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than February 15, 2009.  If next year’s annual meeting is held on a date more than 30 calendar days from May 15, 2009 a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting.  Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 90 days before the date of the annual meeting.  However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made.  A copy of the bylaws may be obtained from the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors.  All communications from stockholders should be addressed to Newport Bancorp, Inc., 100 Bellevue Avenue, Newport, Rhode Island 02840.  Communications to the Board of Directors should be in the care of William R. Harvey, Corporate Secretary.  Communications to individual directors should be sent to such director at the Company’s address.  Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Michael S. Pinto, the Chair of the Nominating/Corporate Governance Committee.  It is in the discretion of the Nominating/Corporate Governance Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company.  Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.  The Company will pay Regan and Associates, a proxy solicitation firm, a fee of $8,000 to assist the Company in soliciting proxies.

The Company’s Annual Report to Stockholders has been included with this proxy statement.  Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company.  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address.  This practice, known as “householding,” is designed to reduce our printing and postage costs.  However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record.  If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Judy Tucker

Judy Tucker
Corporate Secretary

Newport, Rhode Island
April 14, 2008

REVOCABLE PROXY
NEWPORT BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS

May 15, 2008
3:00 p.m., Local Time
_______________________________

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the official proxy committee of Newport Bancorp, Inc. (the “Company”), consisting of Donald N. Kaull, Arthur H. Lathrop and Michael S. Pinto or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on May 15, 2008 at 3:00 p.m., local time, at the International Tennis Hall of Fame, 194 Bellevue Avenue, Newport, Rhode Island and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Peter T. Crowley, Michael J. Hayes, Arthur H. Lathrop, Kathleen A. Nealon and Peter W. Rector

FOR ALL
FOR	WITHHOLD	EXCEPT

☐	☐	☐

INSTRUCTION:  To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

 ________________________________________

2.	The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm of Newport Bancorp, Inc. for the fiscal year ending December 31, 2008.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed.  If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment.  At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.  This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated:
SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder may sign but only one signature is required.

_____________________________

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

[Newport Bancorp, Inc. Letterhead]

Dear ESOP Participant:

On behalf of the Board of Directors of Newport Bancorp, Inc. (the “Company”), I am forwarding you the attached green vote authorization form to convey your voting instructions to Indiana Bank & Trust Company  (the “ESOP Trustee”) on the proposals to be presented at the Annual Meeting of Stockholders of Newport Bancorp, Inc. to be held on May 15, 2008.  Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders and a copy of the Company’s Annual Report to Stockholders.

As a participant in the Newport Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”), you are entitled to instruct the ESOP Trustee how to vote the shares of Company common stock allocated to your account.  Please fill out and sign the enclosed Vote Authorization Form in a timely manner in order to ensure your vote is counted.

The ESOP Trustee will vote the unallocated shares of Company common stock held in the ESOP Trust in a manner calculated to most accurately reflect the voting instructions received from ESOP participants, subject to its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended.  If you do not direct the ESOP Trustee how to vote your shares of Company common stock, the ESOP Trustee will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants, subject to its fiduciary duties.

To direct the ESOP Trustee how to vote your shares of Company common stock, please complete and sign the attached green vote authorization form and return it in the enclosed postage-paid envelope so that it is received no later than May 8, 2008.  Your voting instructions will not be revealed, directly or indirectly, to any employee or director of the Company or Newport Federal Savings Bank.

Sincerely,

/s/ Kevin M. McCarthy

Kevin M. McCarthy
President and Chief Executive Officer

VOTE AUTHORIZATION FORM
NEWPORT BANCORP, INC. – ESOP
ANNUAL MEETING OF STOCKHOLDERS

May 15, 2008
3:00 p.m., Local Time
_______________________________

The undersigned hereby directs the Trustee(s) to vote all shares of common stock of Newport Bancorp, Inc. (the “Company”) credited to the undersigned’s account(s), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 15, 2008, at 3:00 p.m., local time, at the International Tennis Hall of Fame, 194 Bellevue Avenue, Newport, Rhode Island and at any and all adjournments thereof, as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Peter T. Crowley, Michael J. Hayes, Arthur H. Lathrop, Kathleen A. Nealon and Peter W. Rector

FOR ALL
FOR	WITHHOLD	EXCEPT

☐	☐	☐

INSTRUCTION:  To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

  ________________________________________

2.	The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.

FOR	AGAINST	ABSTAIN

☐	☐	☐

If any other business is brought before the Annual Meeting, this form will be voted by the Trustee in a manner intended to represent the best interest of participants and beneficiaries of the Newport Federal Savings Bank ESOP.  At the present time, the Company knows of no other business to be brought before the Annual Meeting.

If I do not return this form in a timely manner, shares representing my interest in said plan will be voted in a manner calculated to most accurately reflect the instructions the Trustee has received from participants regarding voting shares of allocated Company stock, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries.  Abstentions will be similarly treated, but solely with respect to the proposal for which an abstention is marked.

IF NO INSTRUCTIONS ARE SPECIFIED AND THIS FORM IS RETURNED SIGNED, THIS VOTE AUTHORIZATION FORM WILL BE CONSIDERED A VOTE FOR EACH OF THE ABOVE PROPOSALS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

Date:
Participant sign above

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS VOTING INSTRUCTION CARD IN THE
ENCLOSED POSTAGE-PAID ENVELOPE.

[Newport Bancorp, Inc. Letterhead]

Dear 401(k) Plan Participant:

On behalf of the Board of Directors of Newport Bancorp, Inc. (the “Company”), I am forwarding you the attached blue vote authorization form to convey your voting instructions to the Bank of New York (the “Employer Stock Fund Trustee”) on the proposals to be presented at the Annual Meeting of Stockholders of Newport Bancorp, Inc. to be held on May 15, 2008.  Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders and a copy of the Company’s Annual Report to Stockholders.

As a holder of Company common stock in the Newport Bancorp, Inc. Stock Fund (the “Employer Stock Fund”) through the Newport Federal Savings Bank Employees’ Savings & Profit Sharing Plan (the “401(k) Plan”), you are entitled to direct the Employer Stock Fund Trustee how to vote the shares of Company common stock credited to your account as of March 24, 2008, the record date for stockholders entitled to vote at the Annual Meeting.  The Employer Stock Fund Trustee, at the direction of Newport Federal Savings Bank (the “Bank”) as Plan Administrator, will vote all shares of Company common stock for which no directions are given or for which timely instructions were not received in the Bank’s sole discretion.

Please complete and sign the attached blue vote authorization form and return it in the enclosed postage-paid envelope so that it is received no later than May 8, 2008.  Your voting instructions will not be revealed, directly or indirectly, to any employee or director of the Company or the Bank.

Sincerely,

/s/ Kevin M. McCarthy

Kevin M. McCarthy
President and Chief Executive Officer

VOTE AUTHORIZATION FORM
NEWPORT BANCORP, INC. – 401(K) PLAN
ANNUAL MEETING OF STOCKHOLDERS

May 15, 2008
3:00 p.m., Local Time
_______________________________

The undersigned hereby directs the Trustee(s) to vote all shares of common stock of Newport Bancorp, Inc. (the “Company”) credited to the undersigned’s account(s), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 15, 2008 at 3:00 p.m., local time, at the International Tennis Hall of Fame, 194 Bellevue Avenue, Newport, Rhode Island and at any and all adjournments thereof, as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Peter T. Crowley, Michael J. Hayes, Arthur H. Lathrop, Kathleen A. Nealon and Peter W. Rector

FOR ALL
FOR	WITHHOLD	EXCEPT

☐	☐	☐

INSTRUCTION:  To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

 ________________________________________

2.	The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm of Newport Bancorp, Inc. for the fiscal year ending December 31, 2008.

FOR	AGAINST	ABSTAIN

☐	☐	☐

If any other business is brought before the Annual Meeting, this form will be voted by the Trustee in a manner intended to represent the best interest of participants and beneficiaries of the 401(k) Plan.  At the present time, the Company knows of no other business to be brought before the Annual Meeting.

If I do not return this form in a timely manner, shares representing my interest in said plan will be voted by the Trustee as directed in the sole discretion of the Plan Administrator, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries.  Abstentions will be similarly treated, but solely with respect to the proposal for which an abstention is marked.

IF NO INSTRUCTIONS ARE SPECIFIED AND THIS FORM IS RETURNED SIGNED, THIS VOTE AUTHORIZATION FORM WILL BE CONSIDERED A VOTE FOR EACH OF THE ABOVE PROPOSALS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

Date:
Participant sign above

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.